                                                                    Exhibit 99.1


(GENENCOR INTERNATIONAL, INC. LOGO)


NEWS FROM

925 Page Mill Road
Palo Alto, CA 94304
650-846-7500 phone
650-845-6507 fax
www.genencor.com

                                                   FOR MORE INFORMATION CONTACT:
                                                   Tom Rathjen, +1-650-846-7500



                GENENCOR REPORTS FIRST QUARTER FINANCIAL RESULTS
                   ~ Earnings Guidance Increased for the Year~

      Palo Alto, Calif., April 29, 2004 - Genencor International, Inc. (NASDAQ:
GCOR) today reported that for the quarter ended March 31, 2004, net income available to common stockholders was $11.2 million, or $0.18 per diluted share, compared to $4.7 million or $0.08 per diluted share during the same period in 2003. Product revenues increased by 2% to $91.5 million, compared to $90.0 million in the first quarter of 2003. Total revenues in the first quarter were $94.4 million, compared to $95.7 million for the same period in 2003. Fees and royalty revenues were $2.8 million in the first quarter of 2004 as compared to $5.6 million in the prior year. For the first quarter of 2004, Genencor generated $16.9 million in operating income and $6.3 million in cash flow from operations.


Genencor Reports First Quarter Results - Page 1 of 9
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      "We are pleased with our progress during the first quarter. In both segments, we took actions which increased our focus on higher growth and more profitable products. Some of those actions reduced our rate of revenue growth in the short term but should have a positive impact on the company's revenue growth and profitability in the long term." said Raymond Land, senior vice president and chief financial officer. "We are also pleased to have settled our insurance claim from last year's third-party warehouse accident. Overall, we believe that our first quarter performance will provide a solid foundation for a successful 2004 and beyond."

FINANCIAL RESULTS BY SEGMENT

      The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the three months ended March 31, 2004, the Bioproducts segment achieved operating income of $23.9 million as compared to operating income of $19.1 million for the first quarter of 2003.

      The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations in support of our product objectives in the health care market. For the first quarter of 2004, the Health Care segment experienced an operating loss of $6.8 million as compared to an operating loss of $7.9 million for the same period in 2003.

BUSINESS UPDATE

      "Genencor has had a very busy and exciting first quarter," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "With new enzyme applications progressing in biodefense and in the deactivation of prions, we continue to expand the boundaries of biotechnology. In late March, we announced the sale of our therapeutic vaccine business to the biotech company, Innogenetics. With the potential of generating over $100 million in fees and product royalties to Genencor, this transaction underscores Genencor's ability to deliver on its promise of creating significant value in its health care business," said Bienaime. "With regard to our Bioproducts segment, we are delighted with the recent strengthening of our position in our joint venture with Kyowa Hakko Kogyo Co. Ltd. in Japan, which will provide Genencor with enhanced business opportunities and new synergies in marketing and distribution of products in this key marketplace. In addition, to bolster its growing business in the Asia Pacific region, Genencor plans on building a new facility in China," said Bienaime.


Genencor Reports First Quarter Results - Page 2 of 9

Bioproducts

      In the first quarter of 2004, product revenue growth was 2%, reflecting on-going profitability improvement initiatives including the selective pruning of specific product lines. First quarter revenue growth was also impacted by the timing of certain customer orders and our rationalization of the Rhodia acquisition, including the disposition of non-enzyme product lines. However, the company remains confident that product revenue growth for 2004 should be in line with its most recent guidance.

      During the first quarter, Genencor announced significant progress on new applications within the Bioproducts segment. In the area of biodefense, the company obtained an exclusive license from the U.S. Army Edgewood Chemical and Biological Center (ECBC) for the manufacture and sale of enzymes to decontaminate certain organophosphate-based nerve agents, such as sarin. With initial revenues expected later this year, Genencor plans to scale up and manufacture enzyme systems suitable for water based dispensing as foams or sprays. The enzymes will be made available to both military and civilian first responders, including fire and police departments, plus hazardous material teams. While neutralizing chemical agents, these enzymes are non-toxic, non-corrosive and environmentally benign. Other new markets for this product could include bioremediation of industrial and agricultural waste sites.

      As announced during the quarter, Genencor scientists, working closely with the Health Protection Agency in the United Kingdom, have made significant progress in the development of an enzyme-based method that effectively eliminates prion infectivity. Prions are widely seen as the causative agent of Bovine Spongiform Encephalopathy (commonly known as mad cow disease), and its human variant, Cruetzfelt-Jakob Disease. Using a proprietary protein engineered protease, Genencor expects to commercialize the technology for use in hospitals and other medical settings once regulatory approval has been received. Applications in other markets could include the meat processing and meat packing industries.

      In the first quarter, Genencor made progress in its personal care market initiatives. Testing and evaluation continues among leading consumer products companies, focusing on oral, skin and hair care applications. In addition, research continues on other projects, including Silicon Biotechnology(TM), Genencor's collaboration with Dow Corning focusing on biosensors and other novel products. The Company is pleased to announce that its work in biomass conversion to fuel ethanol continues with the Department of Energy's National Renewable Energy Laboratory (NREL). Approaching the end of a one-year, $3.2 million contract extension, Genencor scientists expect to reduce


Genencor Reports First Quarter Results - Page 3 of 9 enzyme costs to less than $0.20 per gallon of ethanol. Enzyme systems are used to convert biomass into fermentable sugars, the raw material for ethanol production.

Settlement of Third-Party Warehouse Accident

      As previously announced, Genencor sustained damage to its finished bioproducts inventory in the second quarter of 2003 as a result of an accident in a third party warehouse in Rotterdam, the Netherlands. At the end of the first quarter of 2004, Genencor reached a $21 million final settlement of its accident-related claim with its insurer. This settlement resulted in a gain of $8.3 million for the quarter. Through the first quarter of 2004, Genencor has received cash payments of approximately $9 million from its insurer and is scheduled to receive the remainder of the cash payments during the second quarter.

Health Care

      Genencor's Health Care segment made significant strides during the first quarter, including the launch of Genencor's first clinical trial of a therapeutic product candidate. Consistent with the company's plan to focus and further strengthen its internal R&D efforts in protein-based therapeutics, in March the company sold its therapeutic vaccine program to Innogenetics, a biotechnology company with a long-term commitment to therapeutic vaccine strategies. Genencor is expected to recognize license fees in the second or third quarter totaling $10 million and expects to receive further payments of up to $87 million as development milestones are achieved. In addition, Genencor would receive royalty payments on future product sales. The transition is progressing smoothly as intellectual property, contractual relationships and technologies are transferred in an orderly fashion. As one important element of this transition, formal sponsorship of the investigational new drug (IND) for the hepatitis B therapeutic vaccine product candidate was transferred to Innogenetics on April 21, 2004.

      With the sale of its therapeutic vaccine program, Genencor's Health Care segment will continue to focus and deepen its investment in targeted biotherapeutics. Ahead of previous projections, the company is pleased to announce that it has advanced its first product candidate for treating cancer into IND-enabling development in the first quarter, with the launch of a formal development project. The lead product candidate is based on the Antibody Directed Enzyme Prodrug Therapy (ADEPT) platform and will target significant unmet medical needs in colorectal carcinoma. The preliminary timeline anticipates filing an IND in 2005 followed by the launch of clinical trials.


Genencor Reports First Quarter Results - Page 4 of 9

      Progress continues on the validation phase of Genencor's cGMP facility in Rochester, New York. Products produced at the site are expected to be utilized in the preclinical and clinical studies of new drug candidates within Genencor's emerging pipeline, including the product candidate now in IND-enabling development.

      Genencor's Health Care segment maintains its strategy of creating a biotherapeutics pipeline to address unmet medical needs and continues to evaluate appropriate in-licensing opportunities in development-stage molecules that would supplement its internal pipeline.

2004 GUIDANCE

      Total revenues for 2004 are estimated to be in the range of $398 million to $410 million. Genencor anticipates research and development expenses for the full year 2004 to fall in the range of $76 million to $78 million. Operating income is expected to be in the $39 million to $43 million range. Genencor estimates net income available to common stockholders of between $22 million and $25 million, or between $0.36 and $0.40 earnings per diluted share (EPS), in 2004. Prior EPS guidance was $0.34 to $0.37. As the year progresses, Genencor will provide updates to its annual guidance as appropriate in its quarterly earnings releases. Genencor does not provide quarterly guidance.

ABOUT GENENCOR

      Genencor International, Inc. (www.genencor.com) is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to improve the quality of life.

      Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $380 million in year 2003 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

                                      # # #

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ


Genencor Reports First Quarter Results - Page 5 of 9 materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties, such as Innogenetics, Dow Corning and Kyowa Hakko; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances, such as those with Dow Corning and Kyowa Hakko; ability to complete certain transactions, such as the transfer of intellectual property, contracts and technology to Innogenetics, and to realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and the high risk nature of efforts to develop viable products for the health care market including the possibility that clinical or preclinical testing may reveal unsuccessful results or undesirable side effects. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

CONFERENCE CALL INFORMATION

You are invited to listen to Genencor's first quarter financial results conference call that will be broadcast live over the Internet on April 29 at 5:00 p.m., EDT, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/medialist.cfm. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 888-273-9885 (domestic) or 612-288-0340 (international). Please call in approximately ten minutes before the call is scheduled to begin.


Genencor Reports First Quarter Results - Page 6 of 9
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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ----------------------
                                                           2004          2003
                                                         --------      --------
                                                              (UNAUDITED)
Revenues:
      Product revenue                                    $ 91,539      $ 90,038
      Fees and royalty revenues                             2,824         5,623
                                                         --------      --------
      Total revenues                                       94,363        95,661

Operating expenses:
      Cost of products sold                                50,465        50,841
      Research and development                             16,880        16,460
      Sales, marketing and business development             8,320         7,699
      General and administrative                            8,502         7,801
      Amortization of intangible assets                     1,175         1,392
      Other (income)/expense                               (7,905)          705
                                                         --------      --------
      Total operating expenses                             77,437        84,898

Operating income                                           16,926        10,763

Non operating expense/(income):
      Interest expense                                      1,536         2,020
      Interest income                                        (871)         (845)
                                                         --------      --------
      Total non operating expense/(income)                    665         1,175
                                                         --------      --------

Income before income taxes                                 16,261         9,588

Provision for income taxes                                  3,252         3,068
                                                         --------      --------

Net income                                               $ 13,009      $  6,520
                                                         ========      ========
Net income available to holders of common stock          $ 11,190      $  4,701
                                                         ========      ========

Earnings per common share:
      Basic                                              $   0.19      $   0.08
                                                         ========      ========
      Diluted                                            $   0.18      $   0.08
                                                         ========      ========

Weighted average common shares:
      Basic                                                59,266        58,499
                                                         ========      ========
      Diluted                                              61,275        58,799
                                                         ========      ========


Genencor Reports First Quarter Results - Page 7 of 9

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                           MARCH 31,  DECEMBER 31,
                                                             2004         2003
                                                           --------     --------
                                                         (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents                             $139,452     $166,551
     Other current assets                                   166,998      158,661
                                                           --------     --------
               Total current assets                         306,450      325,212
Property, plant and equipment, net                          227,008      232,902
Goodwill                                                     29,379       29,380
Intangible assets, net                                       45,346       47,075
Other assets                                                 78,521       77,853
                                                           --------     --------
Total assets                                               $686,704     $712,422
                                                           ========     ========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities                                        $ 95,162     $102,168
Long-term debt and capital lease obligations                 37,055       65,308
Other long-term liabilities                                  31,861       32,259
                                                           --------     --------
               Total liabilities                            164,078      199,735
                                                           --------     --------
Redeemable preferred stock                                  178,844      177,025

Stockholders' equity                                        343,782      335,662
                                                           --------     --------
Total liabilities, redeemable preferred stock and
stockholders' equity                                       $686,704     $712,422
                                                           ========     ========


Genencor Reports First Quarter Results - Page 8 of 9
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                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES

                          UNAUDITED SEGMENT INFORMATION

                             (AMOUNTS IN THOUSANDS)

FOR THE THREE MONTHS ENDED MARCH 31, 2004

                                                                   Segment       Corporate     Consolidated
                              Bioproducts     Health Care         Subtotal       and Other           Totals
                              -----------     -----------         --------       ---------           ------
Product revenue .........      $   91,539      $       --       $   91,539      $       --       $   91,539
Fees and royalty revenues           2,599             225            2,824              --            2,824
Total revenues ..........          94,138             225           94,363              --           94,363
Research and development           10,976           5,904           16,880              --           16,880
Operating income/(loss) .          23,942          (6,797)          17,145            (219)          16,926


FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                                                   Segment       Corporate     Consolidated
                              Bioproducts     Health Care         Subtotal       and Other           Totals
                              -----------     -----------         --------       ---------           ------
Product revenue .........      $   90,038      $       --       $   90,038      $       --       $   90,038
Fees and royalty revenues           5,548              75            5,623              --            5,623
Total revenues ..........          95,586              75           95,661              --           95,661
Research and development           10,320           6,140           16,460              --           16,460
Operating income/(loss) .          19,058          (7,906)          11,152            (389)          10,763


Genencor Reports First Quarter Results - Page 9 of 9